Exhibit 16.1

September 25, 2023

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Kubient, Inc. under Items 4.01 and 4.02 of its Form 8-K dated September 25, 2023. We agree with the statements concerning our Firm in such Form 8- K; we are not in a position to agree or disagree with other statements of Kubient, Inc. contained therein.

Very truly yours,

Marcum LLP